EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 28, 2012, with respect to the financial statements and supplemental schedule included in the Annual Report of Flushing Savings Bank, FSB 401(k) Savings Plan on Form 11-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Flushing Financial Corporation on Forms S-3 (File Nos. 333-155762, effective January 8, 2009 and File Nos. 333-170860, effective date November 18, 2010), and Forms S-8 (File Nos. 33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; 333-136669, effective August 16, 2006; 333-151185, effective May 23, 2008; 333-151187, effective May 23, 2008; 333-163010, effective November 11, 2009 and 333-176064, effective August 4, 2011).

/S/ GRANT THORNTON LLP
New York, New York
June 28, 2012